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ALLENERGY MARKETING COMPANY, L.L.C.
Consolidated Balance Sheet
At June 30, 1999
(expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)
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ASSETS
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
Cash                         $  4.4
Accounts receivable and unbilled revenue, net          37.2
Inventory                    11.6
Prepaid expenses                    3.2
Other current assets                    3.7
                              ------
     Total current assets                    60.1
                              ------

Fixed assets, net                    11.4
Goodwill, net of amortization                    92.0
Investment in affiliates                    0.9
Other assets                    2.8
                              ------
     Total assets                    $167.2
                              ======


LIABILITIES AND MEMBER'S EQUITY
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Accounts payable                     $ 11.0
Accrued expenses                    8.8
Current portion of long-term debt               0.3
Other current liabilities                    8.0
                              ------
     Total current liabilities                    28.1
                              ------

Long-term debt                    0.7
Other non-current liabilities                    7.3
                              ------
     Total liabilities                    36.1
                              ------

Subordinated note payable                    120.5
Members' equity                    54.0
Retained earnings                    (43.4)
                              ------
     Total liabilities and member's equity               $167.2
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